Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2010 relating to the Alcoa Inc. consolidated financial statements and the effectiveness of its internal control over financial reporting, which appears in the Alcoa Inc. Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the incorporation by reference of our report dated February 18, 2010 relating to the Alcoa Inc. financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
July 30, 2010